Exhibit 99.1
FOR IMMEDIATE RELEASE
PLEXUS REPORTS RECORD Q3 REVENUES OF $313.7 MILLION
Initiates Q4 Guidance: Revenue of $315 to $325 Million
NEENAH, WI, July 27, 2005 — Plexus Corp. (NASDAQ: PLXS) announced record revenues of $313.7 million for the third fiscal quarter ended July 2, 2005, up 14.2% compared to $274.8 million in the prior-year period. The net loss of $21.5 million, or $0.50 per fully diluted share, for the third fiscal quarter includes a previously announced impairment of goodwill and restructuring costs totaling $27.6 million ($27.5 million after-tax). Excluding these special items, the Company had pro-forma net income for the third fiscal quarter of $7.0 million, or $0.16 per fully diluted share.
Plexus provides non-GAAP supplemental information — more specifically, pro-forma net income and EPS excluding restructuring and impairment costs. These non-GAAP financial data are provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges. Similar non-GAAP measures are used for internal management assessments because such measures provide additional insight into ongoing financial performance. Please refer to the attached accompanying reconciliations of the GAAP net income and EPS to the non-GAAP supplemental data.
Dean Foate, President and Chief Executive Officer, said, “I’m extremely pleased with the progress we made this quarter in enhancing the Company’s fundamental financial performance on higher revenues and improved operations. As we had expected, our start-up facility in Penang, Malaysia became profitable in the quarter. Looking ahead, we anticipate revenues in the final fiscal quarter to be in the range of $315 to $325 million, and on these revenues we would anticipate fully diluted earnings per share before special items of $0.16 to $0.18.”
Gordon Bitter, Chief Financial Officer, added, “We continued to improve the balance sheet this quarter, and the cash conversion cycle was reduced by 9 days primarily due to better accounts payable. Cash and investments increased $34.1 million in the quarter.”
Bitter continued, “Goodwill impairment of $26.9 million in the third quarter reflects now-lowered profit and cash flow expectations from previous acquisitions in the U.K. and Mexico. Restructuring charges of $0.7 million during the quarter were primarily for additional severance costs associated with a reduction of corporate executive management, a previously disclosed site closure, and a planned workforce reduction at another facility.”
Bitter concluded, “The pro-forma effective tax rate for the year-to-date was reduced from 8% to 5.5%, and the impact of the lower rate in the third quarter was $0.01 per share. The lower tax rate was due to increased income in jurisdictions where we currently do not pay income taxes.”

REVISED SECTOR BREAKOUT
Effective in fiscal 2005, Plexus began reporting revenues based on the sector breakout set forth in the table below. These sectors better reflect the Company’s sales and marketing focus.

Industry	Q3 — Fiscal 2005	Q2 — Fiscal 2005
Wireline/Networking	38%	37%
Wireless Infrastructure	11%	11%
Medical	28%	30%
Industrial/Commercial	19%	17%
Defense/Security/Aerospace	4%	5%
Fiscal Q3 Highlights
•	Top 10 customers comprised 60% of sales during the quarter, up from 59% in the previous quarter.
•	Juniper Networks, Inc., with 20% of sales, and General Electric Corp. with 12% of sales, were the only customers representing 10% or more of sales for the quarter.
•	Cash flow provided by operations was approximately $39.0 million for the quarter.
•	Cash Conversion Cycle

Cash Conversion Cycle	Q3 — Fiscal 2005	Q2 — Fiscal 2005
Days in Inventory	56 Days	56 Days
Days in Accounts Receivable	50 Days	51 Days
Days in Accounts Payable	(44) Days	(36) Days
Annualized Cash Cycle	62 Days	71 Days
Conference Call/Webcast and Replay Information

What:	Plexus Corp.’s Fiscal Q3 Earnings Conference Call

When:	Thursday, July 28th, 2005 at 8:30 a.m. Eastern

Where:	877-234-1973 or 973-935-8412 with conference ID: Plexus http://ir.plexus.com/ (requires Windows Media Player)

Replay:	The call will be archived until August 5, 2005 at Noon http://ir.plexus.com/ or via telephone replay at 877-519-4471 or 973-341-3080 PIN: 6211060
For further information, please contact:
Gordon Bitter, CFO
920-722-3451 or email at Gordon.Bitter@Plexus.com
(more)

About Plexus Corp. — The Product Realization Company
Plexus (www.plexus.com) participates in the Electronics Manufacturing Services (EMS) industry, providing product design, test, manufacturing and fulfillment and aftermarket solutions to branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace industries.
The Company’s unique Focused Factory manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in customer programs that require flexibility, scalability, technology and quality.
Plexus provides award-winning customer service to more than 150 branded product companies in North America, Europe and Asia.
Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “anticipate,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties, including, but not limited to, the economic performance of the electronics and technology industries; the risk of customer delays, changes or cancellations in both on-going and new programs; the Company’s ability to secure new customers and maintain its current customer base; material cost fluctuations and the adequate availability of components and related parts for production; the effect of changes in average selling prices; the effect of start-up costs of new programs and facilities; the adequacy of restructuring and similar charges as compared to actual expenses, and possible unexpected costs and operating disruption in transitioning programs; the effect of general economic conditions and world events (such as terrorism); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings.
(Financial tables follow)

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	July 2,	June 30,	July 2,	June 30,
	2005	2004	2005	2004
Net sales	$313,709	$274,817	$906,675	$767,552
Cost of sales	286,572	251,838	831,698	703,765

Gross profit	27,137	22,979	74,977	63,787

Operating expenses:
Selling and administrative expenses	19,298	17,846	56,615	50,519
Restructuring and impairment costs	27,644	5,494	39,162	5,494

	46,942	23,340	95,777	56,013

Operating income (loss)	(19,805)	(361)	(20,800)	7,774

Other income (expense):
Interest expense	(878)	(802)	(2,640)	(2,300)
Miscellaneous	207	202	1,403	1,028

Income (loss) before income taxes	(20,476)	(961)	(22,037)	6,502

Income tax expense (benefit)	1,022	(193)	897	1,300

Net income (loss)	$(21,498)	$(768)	$(22,934)	$5,202

Earnings per share:
Basic	$(0.50)	$(0.02)	$(0.53)	$0.12

Diluted	$(0.50)	$(0.02)	$(0.53)	$0.12

Weighted average shares outstanding:
Basic	43,369	43,056	43,291	42,890

Diluted	43,369	43,056	43,291	43,944

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 2,	June 30,	July 2,	June 30,
	2005	2004	2005	2004
	(unaudited)
Net income (loss) — GAAP	$(21,498)	$(768)	$(22,934)	$5,202

Add income tax expense (benefit)	1,022	(193)	897	1,300

Income (loss) before income taxes — GAAP	(20,476)	(961)	(22,037)	6,502

Add: Restructuring and impairment costs*	27,644	5,494	39,162	5,494

Income (loss) before income taxes and excluding restructuring and impairment costs — Non-GAAP	7,168	4,533	17,125	11,996

Income tax expense (benefit) — Non-GAAP	146	907	942	2,399

Net income — Non-GAAP	$7,022	$3,626	$16,183	$9,597

Earnings per share — Non-GAAP:
Basic	$0.16	$0.08	$0.37	$0.22

Diluted	$0.16	$0.08	$0.37	$0.22

Weighted average shares outstanding:
Basic	43,369	43,056	43,291	42,890

Diluted	43,881	43,810	43,788	43,944

* Summary of restructuring and impairment costs

Restructuring and impairment costs:
Goodwill impairment	$26,915	$—	$26,915	$—
Severance costs	653	743	2,190	743
Lease exit costs and other	65	4,703	5,754	4,703
Asset impairments	11	48	4,303	48

Total restructuring and impairment costs	$27,644	$5,494	$39,162	$5,494

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	July 2,	September 30,
	2005	2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$64,225	$40,924
Short-term investments	6,000	4,005
Accounts receivable	170,877	148,301
Inventories	174,750	173,518
Deferred income taxes	202	1,727
Prepaid expenses and other	10,973	5,972

Total current assets	427,027	374,447

Property, plant and equipment, net	120,252	129,586
Goodwill, net	7,005	34,179
Deferred income taxes	1,161	—
Other	8,236	7,496

Total assets	$563,681	$545,708

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,165	$811
Accounts payable	138,172	100,588
Customer deposits	14,542	11,952
Accrued liabilities:
Salaries and wages	22,069	26,050
Other	20,762	19,686

Total current liabilities	196,710	159,087

Long-term debt and capital lease obligations	22,523	23,160
Other liabilities	14,043	12,048
Deferred income taxes	3,646	—

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 43,518 and 43,184 shares issued and outstanding, respectively	435	432
Additional paid-in-capital	271,144	267,925
Retained earnings	48,326	71,260
Accumulated other comprehensive income	6,854	11,796

Total shareholders’ equity	326,759	351,413

Total liabilities and shareholders’ equity	$563,681	$545,708

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